SERIES AGREEMENT

of

SERIES CALCULATED SEQUELS,
A SERIES OF
ONEDOOR STUDIOS ENTERTAINMENT PROPERTIES LLC

dated as of

March 18, 2022

THE UNITS REPRESENTED BY THIS SERIES AGREEMENT AND THE LIMITED LIABILITY COMPANY AGREEMENT OF ONEDOOR STUDIOS ENTERTAINMENT PROPERTIES LLC HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

SERIES AGREEMENT
of
SERIES CALCULATED SEQUELS,
a Series of
ONEDOOR STUDIOS ENTERTAINMENT PROPERTIES LLC

THIS SERIES AGREEMENT (this "Series Agreement") is dated as of the 18th day of March 2022 ("Effective Date"), by and among (i) OneDoor Studios Entertainment Properties LLC, a Delaware limited liability company ("Company"), (ii) One Door Studios LLC, a Utah limited liability company ("Manager"), and (iii) the Series Members (as defined below) (each of the foregoing a "Party" and collectively the "Parties")

RECITALS

WHEREAS, the Company was formed on December 20, 2021 upon the filing of the Company's Certificate of Formation with the Delaware Secretary of State, and the Company, the Manager, and the sole member of the Company entered into that certain limited liability company agreement dated on or about March 18, 2022 (the "Company Agreement"), of which this Series Agreement represents a Series Agreement under such Company Agreement;

WHEREAS, the Parties desire to create a new Series (as defined below) of the Company pursuant to the terms of the Company Agreement, which Series may acquire, own, and manage certain assets separate from assets owned by the Company or associated with any other series of the Company ("Separate Assets"); and

WHEREAS, the Parties desire that the debts, liabilities, and obligations incurred, contracted for, or otherwise existing with respect to this Series and its Separate Assets be enforceable against the assets of this Series and its Separate Assets only, and not against the assets of the Company generally or any other series created under the Company Agreement.

NOW, THEREFORE, in consideration of the mutual promises and obligations herein contained, the Parties, intending to be legally bound, hereby agree as follows:

Article I

FORMATION AND PURPOSE

Section 1.1           Formation. The Manager, by the Establishment and Designation of Series attached hereto and incorporated herein as Exhibit A (the "Series Designation"), has created this Series pursuant to the terms of the Company Agreement and this Series Agreement. The name of the series limited liability company created hereunder is called Series Calculated Sequels, a series of OneDoor Studios Entertainment Properties LLC (this "Series").

Section 1.2           Term. The term of this Series shall commence upon the Series' establishment in the Series Designation and shall be perpetual unless earlier dissolved in accordance with the Delaware Limited Liability Company Act (Title 6, Chapter 18 of the Delaware Code), as may be amended from time to time, and any successor thereto (the "Act"), and the Company Agreement.

Section 1.3           Purpose. The sole business of this Series is to engage in the following activities and exercise the following powers:

(a) developing three (3) feature-length motion pictures based on novels from the book series Calculated (each a "Project"), which collectively constitute Assets (as defined in the Company Agreement) consistent with the Company Agreement;

(b) transacting any and all lawful business for which a limited liability company may be formed under the Act in furtherance of the business objectives described in the Company Agreement and herein; and

(c) transacting all business necessary, appropriate, advisable, convenient, or incidental to the foregoing provisions and objectives.

Section 1.4           On-Screen Credits. In furtherance of the purposes set forth in Section 1.3 above, this Series intends to provide on-screen credit to Profits Members who make Capital Contributions to this Series in an amount of at least Two Hundred Fifty and 00/100 Dollars ($250.00).

Section 1.5           Principal Place of Business. The principal office of this Series is 4320 Modoc Road, Suite F, Santa Barbara, CA 93110. This Series may locate its place of business at any other place as the Manager deems advisable; provided, however, this Series shall at all times maintain a registered agent within the State of Delaware and the state of the Series' principal place of business. The initial registered agent for service of process in Delaware is the same as the registered agent for the Company set forth in its Certificate of Formation or appointment of registered agent, as either may be amended, filed with the Secretary of State of the State of Delaware.

Section 1.6           Qualification in Foreign Jurisdiction. The Manager is authorized to execute and file on behalf of this Series all necessary or appropriate documents required to qualify this Series to transact or to continue to transact business within any state in which the nature of the activities or property ownership requires qualification.

Section 1.7           Defined Terms. All capitalized terms used in this Series Agreement that are not otherwise defined herein shall have the meanings ascribed to such terms in the Company Agreement.

Article II

MANAGEMENT

Section 2.1           Management of Series. The management of this Series is vested in the Manager. The Manager has the power to do any and all acts necessary, convenient, or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers of a series limited liability company under the laws of the State of Delaware. The Manager has the authority to bind this Series to any legally binding agreement, including setting up and operating separate bank accounts on behalf of this Series and raising capital on behalf of this Series.

Section 2.2           Power of the Manager. The Manager is authorized to make all decisions as to (a) the sale, development, and disposition of the Series' assets (including disposition to the Manager), (b) entering into contracts with respect to Assets or the purposes of the Series (including contracts with the Manager), (c) the purchase or acquisition of other assets of all kinds, (d) the management of all or any part of the Series' assets, (e) the borrowing of money and the granting of security interests in the Series' assets, (f) the prepayment, refinancing, or extension of any loan affecting the Series' assets, (g) the hiring or releasing of any or all persons for the purpose of developing the Series' assets, (h) the compromise or release of any of the Series' claims or debts, and (i) the employment of persons, firms, or corporations for the operation and management of the Series' business. In the exercise of its management powers, the Manager is authorized to execute and deliver (i) all contracts, conveyances, assignments leases, sub-leases, franchise agreements, licensing agreements, management contracts, contractor agreements, employment agreements, development agreements, and maintenance contracts covering or affecting the Series' assets, including any of the foregoing that constitute Affiliate Transactions, (ii) all checks, drafts, and other orders for the payment of the Series' funds, (iii) all promissory notes, loans, security agreements, and other similar documents, (iv) all other instruments of any other kind relating to the Series'  affairs, whether like or unlike the foregoing, and (v) any other authority granted to the Manager under the Company Agreement with respect to a Series.

Section 2.3           Compensation and Fees. This Series shall reimburse the Manager for all direct out-of-pocket expenses incurred by the Manager in managing this Series. Further, any Affiliates of the Manager who incur out-of-pocket expenses on behalf of the Company or this Series shall also be reimbursed by this Series.

Section 2.4           Bookkeeping. The Manager shall maintain complete and accurate books of account of this Series' affairs at its principal place of business or other agreed location, including the Platform if determined by the Manager in its sole discretion. Such books shall be kept in such method of accounting as the Manager selects. This Series' accounting period shall be the calendar year.

Section 2.5           Officers. The Manager may, from time to time appoint officers of this Series ("Officers") and assign in writing titles (including, without limitation, President, Vice President, Chief Financial Officer, and Secretary) to any such Person. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Act, the assignment of such title constitutes the delegation to such person of the authorities and duties that are normally associated with that office, including, without limitation, the execution of documents, instruments, and agreements in the name of and on behalf of this Series. Any delegation pursuant to this Section 2.5 may be revoked at any time by the Manager in writing.

Section 2.6           Exculpation and Indemnification. Except for acts of fraud or reckless or willful misconduct, to the fullest extent permitted by applicable law, the Manager and each Officer and employee of this Series, and the officers, directors, members, managers, and employees of the Manager and any authorized person on behalf of this Series (each of the foregoing an "Indemnified Person") shall be indemnified, defended, and held harmless by this Series from and against any and all claims, demands, liabilities, costs, damages, expenses, and causes of action of any nature whatsoever arising out of or incidental to any act performed or omitted to be performed by any one or more of such Indemnified Persons in connection with the business of this Series; provided, however, an indemnity under this Section 2.6 shall be paid solely out of and to the extent of the assets of this Series, and shall not be a personal obligation of the Manager or any Member or Series Member. All judgments against the Series, the Manager, or such Indemnified Persons where this Series provides indemnification must be satisfied from the assets of this Series.

Section 2.7           Removal. The Manager may be removed only as provided in the Company Agreement.

Article III

MEMBERSHIP

Section 3.1           Capital Contributions. The Profits Members shall make the initial capital contributions to the Series as set forth on the books and records of this Series. The Series Members are not required to make any additional capital contributions to the Company, but may make additional capital contributions to the Company to the extent provided in the Company Agreement.

Section 3.2           Units. Each Profits Member's interest in this Series is represented by Profits Units of this Series, and each Voting Member's interest in this Series is represented by Membership Units of this Series, each having identical rights and privileges, except as provided in the Company Agreement. An unlimited number of Units is hereby authorized. Outstanding Units shall be shown on the books and records of this Series.

Section 3.3           Distributions.

(a) Base Distributions. Notwithstanding anything set forth in the Company Agreement, with respect to this Series, within thirty (30) days (or such longer period of time as reasonably determined by the Manager) following this Series' receipt of complete production financing for a Project, this Series, or the Manager on behalf of this Series, shall pay and deliver to each Profits Member a cash payment calculated based on a percentage of each Profits Member's total Capital Contributions (ranging from 36.66% to 41.67%), as set forth in each Profits Member's Subscription Agreement (collectively, the "Base Distributions"), not to exceed three (3) such payments with respect to three (3) total Projects. By way of illustration and not limitation, if a Profits Member's Subscription Agreement provides for base distributions in an amount of 110%, and such Profits Member's total Capital Contributions are $1,000, such Profits Member would receive a Base Distribution of $366.66 for each Project's production financing, for total Base Distributions, assuming complete production financing of all three (3) Projects, of no more than $1,100.

(b) Distributable Cash. Notwithstanding the definition in the Company Agreement, as used in this Series Agreement, "Distributable Cash" means all monies actually received by this Series in connection with the worldwide exhibition of this Series' film Projects, in all mediums and all markets, net of an industry standard percentage to cover residual payments as required by applicable guild and/or union agreements, commissions, sales, fees, and third-party sales and distribution-related costs, deferments approved by the Manager, industry-standard development and production contractual obligations, non-investor third-party net profit payments, if any, and development fund losses, if any; minus any amounts paid or payable to, or reserved by, the Manager in accordance with Section 6.4 of the Company Agreement and the Base Distributions, as applicable. The Manager shall evaluate Distributable Cash at such intervals as it determines in its sole discretion. Notwithstanding anything set forth in the Company Agreement, with respect to this Series, Distributable Cash, if any, will be distributed in the order described below:

(i) 50% of the Distributable Cash to the Profits Members of the Series (ratably among such Profits Members in proportion to their percentage of Profits Units in this Series relative to all of the Profits Units of this Series issued and outstanding), and 50% of the Distributable Cash to the Voting Member(s).

(c) Working Capital Reserves. The Manager shall determine the Distributable Cash after retention of reasonable working capital reserves.

Section 3.4           Withdrawal or Reduction of Series Members' Contributions to Capital. Except as otherwise provided herein, a Series Member may not receive any part of such Series Member's capital contributions until all other liabilities of the Series have been paid or there remains property of the Series sufficient to pay such other liabilities. A Series Member shall not be entitled to demand or receive from the Series the liquidation of such Series Member's Units until the Series is dissolved in accordance with the provisions hereof or other applicable provisions of the Act and the Company Agreement.

Section 3.5           Restrictions on Transferability. Restrictions on transferability shall be governed by the provisions set forth in the Company Agreement.

Section 3.6           Information Rights. This Series will deliver financial reports related to each Project, in such detail as determined by Manager in its sole discretion, to each Series Member, on a quarterly basis during the first two (2) years following each such Project's release and annually thereafter, until such time as, if ever, the Projects are no longer generating profits or until this Series or the Company is terminated or dissolved, whichever occurs first.

Article IV

DISSOLUTION

Section 4.1           Authority to Dissolve Series. The Manager may dissolve this Series at any time once the Separate Assets have been liquidated. The dissolution may only be ordered by the Manager or the Company, not by any Series Members.

Section 4.2           Distribution upon Dissolution. Upon dissolution of this Series or dissolution of the Company, the assets of this Series will be distributed as follows:

(a) First, to pay the creditors of this Series, including the Manager, any Series Member, or third party who loaned or advanced money to this Series or has deferred any reimbursements or fees;

(b) Second, to establish reserves against anticipated or unanticipated Series liabilities; and

(c) Third, as described in Section 3.3 above.

Article V

MISCELLANEOUS

Section 5.1           Agreement to be Bound. The Parties agree to be bound by the terms and provision of this Series Agreement and the Company Agreement.

Section 5.2           Headings. The headings in this Series Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Series Agreement or any provision hereof.

Section 5.3           Severability. Each provision of this Series Agreement is severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable, or illegal under any existing or future law, such invalidity, unenforceability, or illegality does not impair the operation of or affect those portions of this Series Agreement that are valid, enforceable, and legal.

Section 5.4           Entire Agreement. This Series Agreement, the exhibits to this Series Agreement, and the Company Agreement (and any applicable Subscription Agreement) constitute the entire agreement of the Parties with respect to the subject matter hereof. The exhibits to this Series Agreement are incorporated into and made a part of this Series Agreement by reference. This Series Agreement is intended to be and shall constitute a legally binding document.

Section 5.5           Counterparts. This Series Agreement may be executed in any number of counterparts or Joinders with the same effect as if all Parties had signed the same document. All counterparts and Joinders shall be construed together and shall constitute one instrument.

Section 5.6           Governing Law. This Series Agreement and the rights of the Parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, all rights and remedies being governed by said laws, without regard to principles of conflict of laws.

Section 5.7           Amendments; Consents and Approvals. This Series Agreement may not be modified, altered, supplemented, or amended except as provided in the Company Agreement.

Section 5.8           No Third-Party Beneficiary. Except as set forth in Section 2.6, any agreement to pay any amount and any assumption of liability in this Series Agreement contained, express or implied, shall be only for the benefit of the Series Members and their respective heirs, successors, and permitted assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness of any other party, whomsoever, deemed to be a third-party beneficiary of this Series Agreement.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the Effective Date.

COMPANY:

One Door Studios Entertainment Properties LLC
a Delaware limited liability company

By:      One Door Studios LLC
            A Utah limited liability company
            its Manager

By: /s/ Jason Brents                                 Date: March 18, 2022

Name: Jason Brents

Title: Manager

Address: 4320 Modoc Road, Suite F

Santa Barbara, CA 93110

[Company Signature Page to Series Agreement of Series Calculated Sequels]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the Effective Date.

MANAGER:

One Door Studios LLC
a Utah limited liability company

By: /s/ Jason Brents                                 Date: March 18, 2022

Name: Jason Brents

Title: Manager

Address: 4320 Modoc Road, Suite F

Santa Barbara, CA 93110

[Manager Signature Page to Series Agreement of Series Calculated Sequels]

Exhibit A

Series Designation

[See attached]

[Exhibit A to Series Agreement of Series Calculated Sequels]